Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

June 21, 2022

Scholar Rock Holding Corporation

620 Memorial Drive, 2nd Floor
Cambridge, MA 02139

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-254057) (as amended or supplemented, the “Registration Statement”) filed on March 9, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 1 filed with the Commission on March 7, 2022 and Post-Effective Amendment No. 2 filed with the Commission on March 7, 2022, relating to the registration of the offer by Scholar Rock Holding Corporation, a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on April 13, 2022. Reference is made to our opinion letter dated March 7, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 21, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to an aggregate of (i) 16,326,530 shares (the “Common Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 25,510,205 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-funded Warrant Shares”) and (iii) accompanying Common Stock purchase warrants (the “Common Warrants” and together with the Pre-funded Warrants, the “Warrants”) to purchase up to 10,459,181 shares of Common Stock (such shares issuable upon exercise of the Common Warrants, the “Common Warrant Shares” and together with the Common Shares and the Pre-funded Warrant Shares, the “Shares”) covered by the Registration Statement. The Shares are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement among the Company and such purchasers (the “Purchase Agreement”).

Scholar Rock Holding Corporation

June 21, 2022

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP